As filed with the Securities and Exchange Commission on May 7. 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AIR LEASE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	27-1840403
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

2000 Avenue of the Stars, Suite 1000N

Los Angeles, CA 90067

(Address of Principal Executive Offices)

Air Lease Corporation
2014 Equity Incentive Plan

(Full title of the plan)

Carol H. Forsyte

Executive Vice President, General Counsel,

Corporate Secretary and Chief Compliance Officer

Air Lease Corporation

2000 Avenue of the Stars, Suite 1000N

Los Angeles, CA 90067

(310) 553-0555

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Registration
Securities to be Registered	Registered(1)	Share	Price	Fee
Class A Common Stock, par value $0.01 per share, to be issued under the Air Lease Corporation 2014 Equity Incentive Plan	5,000,000	$36.29(2)	$181,450,000	$23,370.76
Class A Common Stock, par value $0.01 per share, to be issued under the Air Lease Corporation 2014 Equity Incentive Plan(3)	1,717,262	$36.29(2)	$62,319,438	$8,026.74

(1)         This Registration Statement covers shares of the Registrant’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), issuable pursuant to the Air Lease Corporation 2014 Equity Incentive Plan (the “2014 Plan”), and any additional shares of Class A Common Stock that become issuable under the 2014 Plan by reason of any stock dividend, stock split, or other similar transaction pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)         Estimated in accordance with Rule 457(c) and (h)(1) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low prices for a share of the Registrant’s Class A Common Stock as reported on the New York Stock Exchange on May 2, 2014.

(3)         These include an aggregate of 1,717,262 shares  previously registered for issuance under the Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan (the “2010 Plan”), on a Registration Statement on Form S-8 (No. 333-174708) filed by Air Lease Corporation with the Securities and Exchange Commission on June 3, 2011, including (i) shares which remain unissued and available for grant under the 2010 Plan as of the effective date of the 2014 Plan,  assuming target payout of outstanding performance-based restricted stock units, and are authorized to be carried over to the 2014 Plan and (ii) an estimated number of shares subject to outstanding awards under the 2010 Plan as of the effective date of the 2014 Plan which in the future may become available for issuance under the terms of the 2014 Plan.

Explanatory Statement: On May 7, 2014, the stockholders of Air Lease Corporation (the “Registrant”) approved the Air Lease Corporation 2014 Equity Incentive Plan (the “2014 Plan”).  Upon approval of the 2014 Plan, no new awards may be granted under the Amended and Restated 2010 Air Lease Corporation Equity Incentive Plan (the “2010 Plan”).   Shares of Class A Common Stock of the Registrant were previously registered on a Registration Statement on Form S-8 (No. 333-174708) filed on June 3, 2011 with the Securities and Exchange Commission, covering shares reserved for issuance under the 2010 Plan (“Previously Registered Shares”).  An aggregate of approximately 1,717,262 shares of the Previously Registered Shares are deemed covered by this Registration Statement including:  (i) shares as which remain unissued and available for grant under the 2010 Plan as of the effective date of the 2014 Plan,  assuming target payout of outstanding performance-based restricted stock units, and are authorized to be carried over to the 2014 Plan and (ii) an estimated number of shares which are subject to outstanding awards under the 2010 Plan as of the effective date of the 2014 Plan which in the future may become available for issuance under the terms of the 2014 Plan due to forfeiture or cancellation of outstanding awards under the 2010 Plan or shares that are not delivered because such shares are withheld to satisfy the option price and/or tax withholding obligations relating to any outstanding award under the 2010 Plan or an outstanding award under the 2010 Plan which is settled in cash.

PART I — INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of documents by Reference

The following documents, which have been previously filed with the U.S. Securities and Exchange Commission (the “SEC”) by Air Lease Corporation (the “Registrant”), are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed pursuant to the Securities Exchange Act of 1934 (“Exchange Act”);

(b) The Registrant’s Current Reports on Form 8-K as filed with the SEC on March 5, 2014 and March 11, 2014; and

(c) The description of the Registrant’s Class A Common Stock, par value $0.01 per share, set forth in the Registrant’s Registration Statement on Form 8-A (File No. 001-35121) filed with the SEC on April 4, 2011 pursuant to Section 12 of the Exchange Act and as declared effective on April 8, 2011, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effectiveness of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of securities.

Not applicable.

Item 5.   Interests of named experts and counsel.

The validity of the securities offered under the Registration Statement is being passed upon for the Registrant by Carol H. Forsyte, Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer.  Ms. Forsyte owns shares of the Registrant’s  Class A Common Stock and has received under the Registrant’s employee equity incentive plan performance-based restricted stock units, that upon the lapse of restrictions, are payable in shares of the Company’s Class A Common Stock.

Item 6.   Indemnification of directors and officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

The Registrant’s restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Registrant’s amended and restated bylaws provide for the indemnification of its officers and directors consistent with Section 145 of the DGCL.

The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or directors or otherwise. The Registrant also entered into indemnification agreements with its directors that generally provide for mandatory indemnification to the fullest extent permitted by law.

Delaware law also provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against any liability asserted against and incurred by such person, whether or not the corporation would have the power to indemnify such person against such liability. The Registrant maintains, at its expense, an insurance policy that insures its officers and directors, subject to customary exclusions and deductions, against specified liabilities that may be incurred in those capacities.

Item 7.   Exemption from registration claimed.

Not applicable.

Item 8.   Exhibits.

The Exhibit Index filed herewith and appearing immediately after the signature page to this Registration Statement is incorporated by reference to this Item 8.

Item 9.   Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, state of California, on May 7, 2014.

AIR LEASE CORPORATION

By:	/s/ Carol H. Forsyte
Name: Carol H. Forsyte
Title: Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

Power of Attorney

Each person whose signature appears below hereby constitutes and appoints Steven F. Udvar-Házy, John L. Plueger and Carol H. Forsyte, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to execute for him or her and in his or her name, place and stead, in any and all capacities, any and all amendments (including post-effective amendments) to this registration statement on Form S-8 as the attorney-in-fact and to file the same, with all exhibits thereto and any other documents required in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and their substitutes, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven F. Udvar-Házy	Chairman and Chief Executive Officer	May 7, 2014
Steven F. Udvar-Házy	(Principal Executive Officer)

/s/ Gregory B. Willis	Senior Vice President and	May 7, 2014
Gregory B. Willis	Chief Financial Officer
(Principal Financial Officer
and Principal Accounting Officer)

/s/ John L. Plueger	President, Chief Operating Officer and	May 7, 2014
John L. Plueger	Director

/s/ Matthew J. Hart	Director	May 7, 2014
Matthew J. Hart

/s/ Cheryl Gordon Krongard	Director	May 7, 2014
Cheryl Gordon Krongard

/s/ Marshall O. Larsen	Director	May 7, 2014
Marshall O. Larsen

/s/ Robert A. Milton	Director	May 7, 2014
Robert A. Milton

/s/ Ian M. Saines	Director	May 7, 2014
Ian M. Saines

/s/ Dr. Ronald D. Sugar	Director	May 7, 2014
Dr. Ronald D. Sugar

EXHIBIT INDEX

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Restated Certificate of Incorporation of Air Lease Corporation.	S-1	333-171734	3.1	January 14, 2011

4.2	Second Amended and Restated Bylaws of Air Lease Corporation.	10-K	001-35121	3.2	March 9, 2012

4.3	Form of Specimen Class A common stock certificate.	S-1	333-171734	4.1	March 25, 2011

4.4	Air Lease Corporation 2014 Equity Incentive Plan					X

4.5	Form of Grant Notice and Form of Restricted Stock Unit Agreement under the Air Lease Corporation 2014 Equity Incentive Plan					X

4.6	Form of Grant Notice and Form of Restricted Stock Units Agreement under the Air Lease Corporation 2014 Equity Incentive Plan for Non-Employee Directors					X

5.1	Opinion of Carol H. Forsyte, Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer, Air Lease Corporation.					X

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.					X

23.2	Consent of Carol H. Forsyte, Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer, Air Lease Corporation (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on the signature page of this Form S-8 Registration Statement).					X